UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2014

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Effective as of April 16, 2014, ModusLink Global Solutions, Inc. (the “Company”) voluntarily terminated the Credit Agreement dated as of October 31, 2012, as amended, by and among (a) the Company and two of its domestic subsidiaries, ModusLink Corporation, ModusLink PTS, Inc. (collectively the “Borrowers”), and (b) Wells Fargo Bank, National Association as lender and agent for the lenders party thereto (collectively, the “Lender”), whereby the Lender provided to the Borrowers a senior asset secured revolving credit facility up to an initial aggregate principal amount of $50,000,000 (the “Credit Facility”). The Borrowers have repaid in full all amounts outstanding under the Credit Agreement of approximately $669,600. On April 16, 2014, the Borrowers and the Lender entered into a letter agreement and a related security agreement relating to the termination of the Credit Facility and ongoing obligations between the parties, pursuant to which Lender will temporarily support Borrower accounts and letters of credit, and the Company will provide cash collateral to the Lender and pay fees and expenses on the accounts and letters of credit. The Company is exploring other potential credit facilities at current market terms. Copies of the Credit Agreement and related documents were filed by the Company as Exhibits 10.1 and 10.2 to the November 1, 2012 Current Report on Form 8-K (File No. 001-35319).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: April 21, 2014	By:	/s/ Steven G. Crane
	Name:	Steven G. Crane
	Title:	Chief Financial Officer